As filed with the Securities and Exchange Commission on March 29, 2004

Registration No. 333-107066

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Brad S. Markoff, Esq.

M. Hill Jeffries, Esq.

Robert H. Bergdolt, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

(404) 881-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

This Post-Effective Amendment No. 2 to Registration Statement on Form S-11 (No. 333-107066) is filed pursuant Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b)	The following exhibits are filed as part of this registration statement:

Ex.	Description

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 25, 2004.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Leo F. Wells, III

Leo F. Wells, III President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Leo F. Wells, III Leo F. Wells, III	President and Director	March 25, 2004

/s/ Douglas P. Williams Douglas P. Williams	Executive Vice President and Director (Principal Financial and Accounting Officer)	March 25, 2004

* Charles R. Brown	Director	March 25, 2004

* Richard W. Carpenter	Director	March 25, 2004

* Bud Carter	Director	March 25, 2004

* Donald S. Moss	Director	March 25, 2004

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Name	Title	Date

* Jack M. Pinkerton	Director	March 25, 2004

* Walter W. Sessoms	Director	March 25, 2004

* Neil H. Strickland	Director	March 25, 2004

* W. Wayne Woody	Director	March 25, 2004

*	/s/ Douglas P. Williams

Douglas P. Williams, as attorney-in-fact

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